Exhibit 99.1

Global Cash Access Announces Second Quarter 2007 Financial Results

   Revenue of $151.5 million and Diluted Adjusted Cash EPS of $0.17 and Diluted Cash EPS of $0.16

    LAS VEGAS--(BUSINESS WIRE)--Aug. 9, 2007--Global Cash Access
Holdings, Inc. (NYSE:GCA) ("GCA" or the "Company") today announced unaudited financial results for the quarter ended June 30, 2007.

    Summary Non-GAAP Results

    For the quarter ended June 30, 2007, revenues were $151.5 million, an increase of 13.4% over the $133.6 million in revenues recorded in the same quarter last year. Adjusted Cash Earnings, which exclude stock-based compensation and other items that typically do not occur on a recurring basis, were $14.3 million in Q2 2007, an increase of 11.2% over Q2 2006. Adjusted Cash Earnings per diluted share were $0.17 in Q2 2007 as compared to $0.16 in Q2 2006. Cash Earnings, which include stock-based compensation, were $12.9 million in Q2 2007 as compared to $10.6 million in Q2 2006, an increase of 21.8%. Cash Earnings per diluted share were $0.16 in Q2 2007 as compared to $0.13 in Q2 2006. EBITDA (which excludes stock-based compensation) was $28.7 million in Q2 2007, an increase of 14.7% from Q2 2006.

    "In the second quarter of 2007, we continued to see growth in our core business with double-digit revenue growth in our Cash Advance and ATM business," commented Kirk Sanford, President and Chief Executive Officer of GCA. "While we continue to expect solid growth in our core business, we are experiencing greater than expected delays in the timing of new business that have tempered our expectations for the second half of the year. With our recent Venetian Macao agreement and continued progress made with several other notable prospects, our business in Macau and other international markets continues to build strong momentum."

    Recent Highlights



-- Recorded revenue of $151.5 million, the highest quarterly total ever recorded by the Company.
-- Significant increases in key metrics versus the same quarter in the prior year:
   -- Same store surcharge revenue up 9.8%
   -- Cash advance dollars disbursed up 16.9%
   -- ATM transaction volume up 8.9%.
-- 3-in-1 enabled Redemption Kiosk installations reached 506 as of
   June 30, 2007
-- Arriva Card account growth continued (statistics as of June 30,
   2007):
   -- 7,306 accounts
   -- $30.2 million in Arriva Card transaction volume since the launch of the Arriva Card, with $8.4 million in volume in Q2 2007
   -- Charge-offs to date of $1.0 million
   -- Q2 average cash advance transaction amount of $791 vs. $571 on non-Arriva cards.
-- Repurchased $5.6 million of common stock under our $50 million common stock repurchase authorization through July 31, 2007


    GAAP Results

    For the second quarter of 2007, total revenues were $151.5 million, an increase of 13.4% over the second quarter of 2006. Operating Income in the second quarter of 2007 was $22.5 million, an increase of 11.4% from the same period in 2006. Net income in the second quarter of 2007 was $8.6 million, up 36.5% from the second quarter of 2006. Diluted earnings per share were $0.10 in the second quarter of 2007 as compared to $0.08 in the second quarter of 2006.

    For the first half of 2007, total revenues were $300.3 million, an increase of 14.0% over the first half of 2006. Operating Income in the first half of 2007 was $43.9 million, an increase of 7.4% from the same period in 2006. Net income in the first half of 2007 was $16.5 million, up 24.4% from the first half of 2006. Diluted earnings per share were $0.20 in the first half of 2007 as compared to $0.16 in the same period of 2006.

    Second Quarter Results of Operations

    Total revenues in the second quarter of 2007 were $151.5 million, an increase of 13.4% from revenues of $133.6 million in the second quarter of 2006. Same store revenues for cash advance and ATM surcharge increased 9.8% in the second quarter of 2007.

    The following is a comparison of selected revenue components for the second quarter of 2007 to the same period in 2006:

    -- Cash advance revenues were up 15.3%, from $69.1 million to $79.7 million. Cash disbursed increased 16.9%, from $1.4 billion to $1.6 billion. The number of transactions increased 14.8%, from 2.5 million to 2.9 million. The average transaction amount increased from $540.94 to $550.73. The average fee decreased from 5.03% to 4.96%. Average revenue per transaction increased 0.4% from $27.18 to $27.29.

    -- ATM revenues increased 11.9% to $61.1 million. The number of transactions increased 8.9%, from 17.0 million to 18.5 million. Cash disbursed was $3.4 billion compared to $3.0 billion, an increase of 14.5%. Average revenue per transaction increased 2.8% from $3.22 to $3.31.

    -- Check services revenues were $7.5 million, an increase of 0.4%. The face amount of checks warranted increased by 2.6%, from 339.0 million to 347.9 million. The number of check warranty transactions grew 3.3%, from 1.29 million to 1.33 million. The average face amount per check warranted decreased from $263.51 to $261.82. The average check warranty fee decreased from 2.01% to 1.94%. Average check warranty revenue per transaction decreased from $5.29 to $5.07.

    -- Central Credit and other revenues increased 35.8%, from $2.4 million to $3.2 million. Most of the increase is attributable to $0.7 million of interest and fee revenue from the Arriva Card in Q2 2007 vs. $0 in the comparable 2006 quarter.

    Cost of revenues (exclusive of depreciation and amortization) increased 15.7% in the second quarter of 2007 to $109.1 million from $94.3 million in the second quarter of 2006. Commissions, the largest component of cost of revenues, increased 17.0%. Interchange increased 15.4%, driven largely by the increase in cash advance volumes.

    Operating expenses in the second quarter of 2007 were $17.1 million, an increase of 2.6% over the same period in 2006. Operating expenses, excluding non-cash compensation expense and other items that do not occur on a recurring basis, were $14.8 million in the current quarter, an increase of 10.5% from the comparable total of $13.4 million in the second quarter of 2006. This increase is principally related to additional payroll and related benefit costs and higher system maintenance expenses.

    Depreciation and amortization expense was $2.9 million in the second quarter of 2007, an increase of 18.3% from $2.4 million in the second quarter of 2006.

    Interest income was $1.0 million in the second quarter of 2007, an increase of 17.6% from the comparable 2006 period.

    Interest expense in the second quarter of 2007 was $9.7 million as compared to $10.7 million in the second quarter of 2006. Interest expense on the Company's borrowings declined $1.1 million due to the lower level of outstanding indebtedness and lower interest rates on the floating rate portion of that indebtedness in the second quarter of 2007. Interest expense on the Company's ATM funds increased $0.1 million from $4.0 million in Q2 2006 to $4.1 million in Q2 2007, primarily as a result of increases in the LIBOR rate on which those funds are priced and offset by a reduction in the average ATM funds outstanding from $296.0 million in Q2 2006 to $290.5 million in Q2 2007.

    Income tax expense in the second quarter of 2007 was $5.3 million. The Company's provision in the second quarter of 2007 is based on an expected full year effective rate of 38.1%.

    Arriva Card

    Revenues from the Arriva Card in the second quarter of 2007 were $0.7 million. Cost of revenues (exclusive of depreciation and amortization) in the second quarter of 2007 were $1.2 million and operating expenses for Arriva in the quarter were $0.6 million.
Operating loss from Arriva operations was $1.2 million.

    Receivables held by the Company's financing partner were $2.3 million at June 30, 2007. Total receivables at June 30, 2007 were
$13.8 million, of which $11.5 million were held by Arriva.

    Balance Sheet

    At June 30, 2007, the Company had unrestricted cash and cash equivalents of $61.7 million, settlement receivables of $73.4 million and settlement liabilities of $80.6 million.

    Total borrowings at June 30, 2007, were $264.0 million, consisting of $111.2 million of borrowings under the Company's senior secured credit facilities and $152.8 million face amount of 8 3/4% senior subordinated notes.

    The Company made investments in property, equipment and intangible assets of $1.5 million during the three months ended June 30, 2007, which include ATM and other casino floor equipment as well as purchases of computer and communications hardware and software.

    During the quarter ended June 30, 2007, the Company repurchased
0.1 million shares of common stock at an average price per share of $16.05 for a total investment of $3.6 million. As of July 31, 2007, repurchases stood at 0.4 million shares at an average price of $15.37 and a total investment of $5.6 million.

    Financial Guidance

    Several factors have contributed to the Company's decision to lower second half and full year expectations. The Company's existing contract with Mandalay Resorts Group, which expired in May and hereafter falls under the current MGM agreement, will have a greater than expected adverse impact on gross margins. In addition our revenues will be impacted by an unanticipated third quarter loss of a significant customer along with greater than expected delays of previously anticipated new business. We currently expect 2007 revenues in a range of $630 million to $639 million, diluted Adjusted Cash Earnings in a range of $0.70 to $0.72 per share, and diluted Cash Earnings (including stock compensation expense) in a range of $0.58 to $0.60 per share.

    For the third quarter of fiscal 2007, the Company currently expects revenues in a range of $160 to $165 million and adjusted diluted cash EPS of approximately $0.17 and Cash Earnings (including stock compensation expense) of approximately $0.12.

    This financial guidance is given as of the date hereof and is based on factors and circumstances known to the Company at this time. Such factors and circumstances may change, and such changes may have an impact on the Company's financial outlook.

    Non-GAAP Financial Information

    In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, the Company is providing adjusted results on a supplemental basis. Adjusted results in the second quarter of 2007 and 2006 exclude $3.3 million and $2.4 million, respectively, of stock-based compensation expense. Adjusted results in the first half of 2007 and 2006 exclude $6.2 million and $4.3 million, respectively, of stock-based compensation expense. In addition, the Company uses certain non-GAAP measures of financial performance. Reconciliations between GAAP measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release.

    None of Adjusted EBITDA, EBITDA (which excludes stock-based compensation), Cash Earnings or Adjusted Cash Earnings is a measure of financial performance under United States generally accepted accounting principles ("GAAP"). Accordingly, none of them should be considered a substitute for net income, operating income or other income or cash flow data prepared in accordance with GAAP. The Company believes that Adjusted EBITDA, EBITDA (which excludes stock-based compensation), Cash Earnings and Adjusted Cash Earnings are widely-referenced financial measures in the financial markets. In addition, the Company has identified certain adjustments to its financial results that address income or expenses that the Company believes are unusual or non-recurring in nature. The Company believes that referencing Adjusted EBITDA, EBITDA (which excludes stock-based compensation), Cash Earnings and Adjusted Cash Earnings and identifying unusual or non-recurring items is helpful to investors. Reconciliations between GAAP and non-GAAP measures and between actual and adjusted financial results are presented elsewhere in this press release.

    Cautionary Note Regarding Forward-Looking Statements

    This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as "going forward," "believes," "intends," "expects," "forecasts," "anticipate," "plan," "seek," "estimate" and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation, our expectation that our effective tax rate for the full year 2007 will be 38.1% and all of the statements in the section of this release entitled "Financial Guidance."

    Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to:



-- with respect to our expectation that our effective tax rate will be 38.1% for the full year 2007:
   -- changes in financial results from the expectations identified under "Financial Guidance";
   -- incurrence of expenses that are not deductible for tax purposes;
      and
   -- the entry into business lines or foreign countries with tax structures different from the ones we are currently subject to.

-- with respect to our Financial Guidance:
   -- our failure to correctly predict increases in revenue due to inaccuracies in our assumptions, our inability to execute on business opportunities or other reasons;
   -- our failure to correctly predict future gross margins and operating expenses due to inaccuracies in our assumptions, our inability to control expenses or other reasons;
   -- our failure to correctly anticipate our capital spending in 2007, which would affect the level of depreciation expense and the level of cash available for debt repayment or share repurchases;
   -- our failure to anticipate other uses of our cash which could prevent us from repaying debt as anticipated;
   -- our inability to correctly predict the future levels of interest rates;
   -- changes in income tax rates in the jurisdictions in which we operate;
   -- challenges by the Internal Revenue Service to the tax step-ups that contribute to the bulk of our deferred tax asset;
   -- unanticipated changes in the amount of our diluted common shares outstanding; and
   -- unanticipated expenses or other contingencies incurred in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.


    The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our filings with the Securities and Exchange Commission, including, without limitation, our registration statement on Form S-1 (No. 333-133996), our Annual Report filed on Form 10-K (No. 001-32622) and our quarterly reports on Form 10-Q, and are based on information available to us on the date hereof. We do not intend, and assume no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

    About Global Cash Access Holdings, Inc.

    Las Vegas-based Global Cash Access Holdings, Inc. is a holding company whose principal asset is the stock of Global Cash Access, Inc., a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company's Web site at www.globalcashaccess.com.



          GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (amounts in thousands, except per share)
                             (unaudited)
----------------------------------------------------------------------

                             Three Months Ended    Six Months Ended
                                  June 30,             June 30,
                            -------------------- ---------------------
                               2007      2006       2007       2006
                            ---------- --------- ---------- ----------
REVENUES:
  Cash advance              $  79,702  $ 69,143  $ 157,114  $ 136,198
  ATM                          61,093    54,586    121,859    107,746
  Check services                7,492     7,459     14,843     14,703
  Central Credit and other
   revenues                     3,243     2,388      6,458      4,764
                            ---------- --------- ---------- ----------

           Total revenues     151,530   133,576    300,274    263,411

  Cost of revenues
   (exclusive of
   depreciation and
   amortization)             (109,057)  (94,292)  (215,786)  (185,643)
  Operating expenses          (17,068)  (16,636)   (35,000)   (31,926)
  Amortization                 (1,353)   (1,384)    (2,679)    (2,886)
  Depreciation                 (1,527)   (1,050)    (2,958)    (2,115)
                            ---------- --------- ---------- ----------

OPERATING INCOME               22,525    20,214     43,851     40,841
                            ---------- --------- ---------- ----------

INTEREST INCOME (EXPENSE),
 NET
  Interest income               1,021       868      1,917      1,424
  Interest expense             (9,710)  (10,701)   (19,353)   (20,949)
                            ---------- --------- ---------- ----------

           Total interest
            income
            (expense), net     (8,689)   (9,833)   (17,436)   (19,525)
                            ---------- --------- ---------- ----------

INCOME BEFORE INCOME TAX
 PROVISION AND
MINORITY OWNERSHIP LOSS        13,836    10,381     26,415     21,316

INCOME TAX PROVISION           (5,327)   (4,140)   (10,070)    (8,147)
                            ---------- --------- ---------- ----------

INCOME BEFORE MINORITY
 OWNERSHIP LOSS                 8,509     6,241     16,345     13,169

MINORITY OWNERSHIP LOSS, net
 of tax                            59        38        123         74
                            ---------- --------- ---------- ----------

NET INCOME                  $   8,568  $  6,279  $  16,468  $  13,243
                            ========== ========= ========== ==========


Earnings per share
  Basic                     $    0.10  $   0.08  $    0.20  $    0.16
                            ========== ========= ========== ==========
  Diluted                   $    0.10  $   0.08  $    0.20  $    0.16
                            ========== ========= ========== ==========

Weighted average number of
 common shares outstanding
  Basic                        81,752    81,619     81,758     81,588
  Diluted                      82,084    82,230     82,026     81,965




          GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
  Reconciliation of Adjusted Cash Earnings and Cash Earnings to Net Income, and Adjusted EBITDA and EBITDA (which excludes stock-based compensation) to Net Income
                        (amounts in thousands)
                             (unaudited)
----------------------------------------------------------------------

                                Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                                ------------------ -------------------
                                  2007     2006      2007      2006
                                -------- --------- --------- ---------

Adjusted EBITDA                 $27,681  $ 25,900  $ 54,700  $ 51,055

Plus:
         Escheatment recovery       994         -       994         -
Minus:
         Secondary offering
          costs                       -      (690)        -      (690)
         Litigation settlement
          costs                       -      (200)        -      (200)

                                -------- --------- --------- ---------
EBITDA (which excludes stock-
 based compensation)            $28,675  $ 25,010  $ 55,694  $ 50,165
                                ======== ========= ========= =========

Minus:
         Stock-based
          compensation expense   (3,270)   (2,362)   (6,206)   (4,323)
         Amortization            (1,353)   (1,384)   (2,679)   (2,886)
         Depreciation            (1,527)   (1,050)   (2,958)   (2,115)
         Interest expense        (9,710)  (10,701)  (19,353)  (20,949)
         Income tax provision    (5,327)   (4,140)  (10,070)   (8,147)

Plus:
         Interest income          1,021       868     1,917     1,424
         Minority ownership
          loss, net of tax           59        38       123        74

                                -------- --------- --------- ---------
Net Income                      $ 8,568  $  6,279  $ 16,468  $ 13,243
                                ======== ========= ========= =========
Plus:
         Deferred tax
          amortization related
          to acquired goodwill    4,359     4,336     8,717     8,672

                                -------- --------- --------- ---------
Cash Earnings                   $12,927  $ 10,615  $ 25,185  $ 21,915
                                ======== ========= ========= =========

Plus:
         Non-cash compensation
          expense, net of tax     2,023     1,466     3,840     2,684
         Secondary offering
          costs, net of tax           -       690         -       690
         Litigation settlement
          costs, net of tax           -       124         -       124
Minus:
         Escheatment recovery,
          net of tax               (615)        -      (615)        -

                                -------- --------- --------- ---------
Adjusted Cash Earnings          $14,335  $ 12,895  $ 28,410  $ 25,413
                                ======== ========= ========= =========

Weighted average number of
 common shares outstanding
  Basic                          81,752    81,619    81,758    81,588
  Diluted                        82,084    82,230    82,026    81,965

Cash Earnings per share
  Diluted                       $  0.16  $   0.13  $   0.31  $   0.27
                                ======== ========= ========= =========

Adjusted Cash Earnings per share
  Diluted                       $  0.17  $   0.16  $   0.35  $   0.31
                                ======== ========= ========= =========

    CONTACT: Global Cash Access Holdings, Inc.
             Investor Contact:
             Kirk Sanford, CFO, (702) 855-3000
             or
             Media Contact:
             Sommerfield Communications
             Adria Greenberg, (212) 255-8386